Exhibit 99.1

D&E COMMUNICATIONS, INC.	CONTACT:
FOR IMMEDIATE RELEASE	W. Garth Sprecher
November 7, 2006	Sr. Vice President and Corporate Secretary
(717) 738-8304

D&E COMMUNICATIONS REPORTS THIRD QUARTER 2006 RESULTS

EPHRATA, PENNSYLVANIA (November 7, 2006) – D&E Communications, Inc. (“D&E” or “Company”) (Nasdaq: DECC), a leading provider of integrated communications services in central and eastern Pennsylvania, today announced the results of its operations for the third quarter and nine months ended September 30, 2006.

For the third quarter of 2006, the Company reported total operating revenue of $40.6 million, as compared to $41.1 million in the third quarter of 2005. Net income for the third quarter was $0.7 million, or $0.05 per share, as compared to $2.4 million, or $0.17 per share, for the same period last year. The primary reasons for the decrease in net income were the loss on the early extinguishment of debt of $1.1 million ($0.6 million, or $0.04 per share, after tax) and the loss on the sale of assets of the commercial voice equipment and service operations of the Systems Integration segment (“Voice Systems Business”) of $0.9 million, net of tax, or $0.06 per share incurred during the third quarter of 2006. Included in the third quarter 2005 results was a reduction of income tax expense of $0.4 million, or $0.02 per share, due to adjusting federal and state tax provisions for 2004 to the actual tax returns filed in 2005. Net income before these items was $2.2 million, or $0.15 per share, for the quarter ended September 30, 2006, compared to $2.0 million, or $0.15 per share, for the quarter ended September 30, 2005.

On September 19, 2006, D&E completed an amendment to its syndicated senior secured debt financing. The amendment reduces the interest rates on the indebtedness, provides greater flexibility in its financial covenants, extends the scheduled amortization of principal, eliminates the $10 million permanent reduction on the revolving line of credit previously scheduled for December 31, 2006 and eliminates the requirement to maintain interest rate protection. D&E anticipates that the reduction in interest rates will result in an average annual cash savings of approximately $0.6 million assuming the margin added to the U.S. prime or LIBOR rates in effect prior to the amendment would have been in effect throughout the term of the credit facilities using the amended loan amortization schedules. D&E incurred a loss on early extinguishment of debt of $1.1 million, consisting of a non-cash write-off of $1.05 million of unamortized debt issuance costs of the previous credit facility and the expensing of $0.05 million of debt issuance costs related to the amended credit facility. D&E capitalized approximately $0.3 million of debt issuance costs related to the amended credit facility, which will be amortized into interest expense over the life of the amended credit facility. In connection with the amendment, interest rate swap agreements with a notional amount of $75 million were terminated. D&E received cash termination payments of $1.1 million, which will be amortized as a reduction of interest expense over the remainder of the respective terms of the interest rate swap agreements. These agreements were due to mature between November 2008 and December 2009.

On September 29, 2006, D&E completed the sale of the Voice Systems Business to eCommunications Systems Corporation (“eComm”) The sale did not include the professional data and information technology services, security, design and network monitoring operations of D&E’s Systems Integration segment. The fair value of the sale consideration was $3.0 million consisting of cash of $0.25 million, a promissory note for $2.4 million (face value $2.5 million) issued by eComm and a 10% equity interest in eComm of $0.35 million, with a related put right. The results of operations of the Voice Systems Business are reported as discontinued operations in the financial statements for the three and nine months ended September 30, 2006 and 2005.

For the nine months ended September 30, 2006, the Company reported total operating revenue of $122.3 million, as compared to $122.7 million in the same period last year. Net income for the nine months ended September 30, 2006 was $3.3 million, or $0.23 per share, as compared to $6.6 million, or $0.46 per share, for the same period last year. Included in the 2006 results were the loss on early extinguishment of debt of $1.1 million ($0.6 million, or $0.04 per share after tax), the customer relationships intangible asset impairment loss from continuing operations of $1.9 million ($1.1 million, or $0.08 per share, after tax) and the loss on the sale of the Voice Systems Business of $0.9 million, net of tax, or $0.06 per share. Included in the 2005 results was a gain on investment of $2.0 million ($1.3 million, or $0.09 per share, after tax) from the sale of our ownership interest in PenTeleData and a reduction of income tax expense of $0.4 million, or $0.02 per share, due to adjusting federal and state tax provisions for 2004 to the actual tax returns filed in 2005. Net income before these items was $5.9 million, or $0.41 per share, for the nine months ended September 30, 2006, compared to $4.9 million, or $0.35 per share, for the nine months ended September 30, 2005.

James W. Morozzi, D&E’s President and CEO stated, “From an operations standpoint, we continue to see strong growth in our broadband Internet Services and CLEC businesses, two of our main objectives for the year. Additionally, we have been able to mitigate some of the pressures facing our RLEC through successful marketing and customer service initiatives as well as continued expense management. With the sale of our Voice Systems Business now behind us, we are able to focus our Systems Integration segment on professional data and information technology services, security, design and network monitoring services, which provide recurring revenue. Systems Integration is poised for improvement in operating results.”

Morozzi concluded, “Because of the efforts of our highly skilled and dedicated workforce, we continue to see improvement over our 2005 operating results, while Delivering Excellence to our customers and shareholders.”

Summary Statistics

	September 30, 2006	September 30, 2005	Change	% Change
RLEC lines	130,727	135,457	(4,730)	(3.5)%
CLEC lines	42,012	40,703	1,309	3.2%
DSL/High-Speed Internet subscribers	26,749	17,375	9,374	54.0%
Dial-up Internet subscribers	5,905	8,957	(3,052)	(34.1)%
Video subscribers	7,307	6,469	838	13.0%
Web-hosting customers	944	946	(2)	(0.2)%

On a segment by segment basis, the company reported the following information:

Rural Local Exchange Carrier (RLEC)

Third quarter 2006 revenues from the RLEC segment were $27.0 million, as compared to $27.3 million for third quarter 2005. The decrease was due to lower network access revenues primarily from decreased minutes of use and lower local service revenue due to declining access lines, partially offset by increases in basic service rates.

RLEC operating expenses for the third quarter 2006 and 2005 were $19.4 million. Depreciation expense decreased $0.2 million while all other operating expenses increased $0.2 million. Operating income for the quarter was $7.6 million, down from $7.9 million in the third quarter 2005.

Competitive Local Exchange Carrier (CLEC)

For the third quarter of 2006, CLEC segment revenues were $10.5 million, compared to $10.4 million for the same period of 2005. This increase was due to a larger number of access lines, increases in interstate access rates and minutes of use and increased long distance circuit revenue, offset by a reduction in long distance toll revenues due to rate reductions and fewer minutes of use.

CLEC operating expenses for the third quarter of 2006 were $10.3 million, down from $10.4 million for the same period last year. The decrease was due primarily to lower wages and uncollectible expenses, offset by an increase in depreciation expense. For the third quarter of 2006, operating income was $0.2 million, compared to a break-even operating income in the third quarter 2005.

Internet Services Segment

Internet Services revenues for the third quarter of 2006 were $3.9 million, as compared to $3.3 million in the third quarter of 2005, due to increased DSL revenues.

Operating expenses for the third quarter of 2006 were $4.0 million, compared to $3.4 million for the same period of 2005, as a result of DSL subscriber growth, offset by a reduction in VoIP service costs. For the third quarter of 2006 and 2005, the operating loss was $0.1 million.

Systems Integration

Systems Integration revenues from continuing operations for the quarter were $1.8 million, as compared to $2.2 million for the same period last year. This decrease was due mainly to a reduction in computer equipment sales.

Third quarter 2006 operating expenses from continuing operations were $2.8 million, compared to $3.5 million in the previous year. The decrease was due to lower labor and subcontractor costs, employee benefits and cost of goods sold. The operating loss for the quarter ended September 30, 2006 was $1.0 million, compared to $1.3 million in the third quarter of 2005.

About D&E Communications

D&E is an integrated communications provider offering high-speed data, Internet access, local and long distance telephone, data networking, network management and security, and video services. Based in Lancaster County, D&E has been serving communities in central Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. Those factors include, but are not limited to, the effect of the convergence of voice, data, and video technologies on our historical competitive advantages; the increasingly competitive nature of the communications industry; the significant indebtedness of the company; and other key factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E Communications, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per-share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
OPERATING REVENUES
Communication service revenues	$39,221	$39,198	$118,457	$118,141
Communication products sold	711	1,083	1,672	2,277
Other	693	796	2,142	2,262

Total operating revenues	40,625	41,077	122,271	122,680

OPERATING EXPENSES
Communication service expenses (exclusive of depreciation and amortization below)	15,672	15,330	46,801	47,339
Cost of communication products sold	626	867	1,428	1,885
Depreciation and amortization	9,536	9,663	28,489	28,723
Marketing and customer services	3,528	3,479	10,177	10,110
General and administrative services	5,092	5,723	18,141	18,897
Intangible asset impairment	—	—	1,892	—

Total operating expenses	34,454	35,062	106,928	106,954

Operating income	6,171	6,015	15,343	15,726

OTHER INCOME (EXPENSE)
Equity in net losses of affiliates	(21)	(29)	(238)	(142)
Interest expense, net of interest capitalized	(3,832)	(3,615)	(11,537)	(10,436)
Loss on early extinguishment of debt	(1,094)	—	(1,094)	—
Gain on investment	—	—	—	2,043
Other, net	1,038	762	3,555	2,458

Total other income (expense)	(3,909)	(2,882)	(9,314)	(6,077)

Income from continuing operations before income taxes and dividends on utility preferred stock	2,262	3,133	6,029	9,649
INCOME TAXES AND DIVIDENDS ON UTILITY PREFERRED STOCK
Income taxes	594	714	1,496	2,763
Dividends on utility preferred stock	16	16	49	49

Total income taxes and dividends on utility preferred stock on utility preferred stock	610	730	1,545	2,812

Income from continuing operations	1,652	2,403	4,484	6,837
DISCONTINUED OPERATIONS:
Loss from operations of Voice Systems Business, net of income tax benefits of ($32), ($6), ($271) and ($98)	(51)	(11)	(355)	(190)
Loss on sale of Voice Systems Business, net of income taxes of $85 and $85	(870)	—	(870)	—

Loss from discontinued operations	(921)	(11)	(1,225)	(190)

NET INCOME	$731	$2,392	$3,259	$6,647

Weighted average common shares outstanding (basic)	14,377	14,316	14,362	14,295
Weighted average common shares outstanding (diluted)	14,444	14,342	14,425	14,316

BASIC AND DILUTED EARNINGS PER COMMON SHARE
Basic earnings per common share-continuing operations	$0.11	$0.17	$0.31	$0.48
Basic earnings per common share-discontinued operations	(0.06)	0.00	(0.08)	(0.02)

	$0.05	$0.17	$0.23	$0.46

Diluted earnings per common share-continuing operations	$0.11	$0.17	$0.31	$0.48
Diluted earnings per common share-discontinued operations	(0.06)	0.00	(0.08)	(0.02)

	$0.05	$0.17	$0.23	$0.46

Dividends per common share	$0.13	$0.13	$0.38	$0.38

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	September 30, 2006	December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,964	$10,325
Accounts and notes receivable, net of reserves of $617 and $748	16,343	16,864
Accounts receivable–affiliated company	—	351
Inventories, lower of cost or market, at average cost	2,845	3,645
Prepaid expenses	6,795	8,194
Other	1,311	1,243

TOTAL CURRENT ASSETS	32,258	40,622

PROPERTY, PLANT AND EQUIPMENT
In service	373,703	364,638
Under construction	11,979	7,334

	385,682	371,972
Less accumulated depreciation	209,379	192,259

	176,303	179,713

OTHER ASSETS
Goodwill	143,727	145,448
Intangible assets, net of accumulated amortization	154,379	161,572
Other	8,802	8,317

	306,908	315,337

TOTAL ASSETS	$515,469	$535,672

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Long-term debt maturing within one year	$7,065	$10,000
Accounts payable and accrued liabilities	19,096	18,962
Accrued taxes	2,867	2,890
Accrued interest and dividends	971	1,791
Advance billings, customer deposits and other	6,050	11,087

TOTAL CURRENT LIABILITIES	36,049	44,730

LONG-TERM DEBT	202,467	205,500

OTHER LIABILITIES
Equity in net losses of affiliates in excess of investments and advances	44	196
Deferred income taxes	74,814	79,063
Other	15,703	20,391

	90,561	99,650

PREFERRED STOCK OF UTILITY SUBSIDIARY, Series A 4 1/2%, par value $100, cumulative, callable at par at the option of the Company, authorized 20 shares, outstanding 14 shares	1,446	1,446

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common stock, par value $0.16, authorized shares 100,000 Outstanding shares: 14,385 at September 30, 2006 and 14,345 at December 31, 2005	2,560	2,554
Additional paid-in capital	161,748	160,924
Accumulated other comprehensive income (loss)	(3,710)	(5,598)
Retained earnings	42,965	45,083
Treasury stock at cost, 1,640 shares at September 30, 2006 and December 31, 2005	(18,617)	(18,617)

	184,946	184,346

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$515,469	$535,672

D&E Communications, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,259	$6,647
Loss from discontinued operations	1,225	190

Income from continuing operations	4,484	6,837
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	28,489	28,723
Bad debt expense	434	231
Deferred income taxes	(4,886)	(1,771)
Equity in net losses of affiliates	238	142
Gain on investment	—	(2,043)
Gain from cash recovery of note receivable	(2,125)	(1,000)
Intangible asset impairment	1,892	—
Stock-based compensation expense	230	145
Loss on retirement of property, plant and equipment	166	30
Loss on early extinguishment of debt	1,094	—
Changes in operating assets and liabilities:
Accounts receivable	1,002	151
Inventories	(32)	(244)
Prepaid expenses	1,465	3,608
Accounts payable and accrued liabilities	(741)	512
Accrued taxes and accrued interest	(1,383)	(978)
Advance billings, customer deposits and other	(4,369)	(4,483)
Other, net	(1,399)	(818)

Net Cash Provided by Operating Activities from Continuing Operations	24,559	29,042

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, net of proceeds from sales	(19,783)	(22,425)
Collection of note receivable	2,125	1,000
Proceeds from sale of investment	—	2,900
Increase in investments and advances to affiliates	(390)	(115)

Net Cash Used In Investing Activities of Continuing Operations	(18,048)	(18,640)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on common stock	(5,129)	(5,116)
Payments on long-term debt	(188,291)	(10,500)
Proceeds from long-term debt financing	180,750	—
Payment of debt issuance costs	(384)	—
Proceeds from interest rate swap terminations	1,064	—
Proceeds from issuance of common stock	135	300

Net Cash Used In Financing Activities of Continuing Operations	(11,855)	(15,316)

CASH USED IN CONTINUING OPERATIONS	(5,344)	(4,914)

CASH PROVIDED BY (USED IN) DISCONTINUED OPERATIONS
Cash provided by operating activities of discontinued operations	195	281
Cash used in investing activities of discontinued operations	(212)	(194)

Net Cash Provided by (Used In) Discontinued Operations	(17)	87

DECREASE IN CASH AND CASH EQUIVALENTS	(5,361)	(4,827)

CASH AND CASH EQUIVALENTS
BEGINNING OF PERIOD	10,325	8,517

END OF PERIOD	$4,964	$3,690